UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016
MFRI, INC.
(exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-18370 (Commission File Number)	36-3922969 (IRS Employer Identification No.)

7720 North Lehigh Avenue, Niles, Illinois 60714
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (847) 966-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On January 29, 2016, MFRI, Inc. (the "Company") and its wholly-owned subsidiary TDC Filter Manufacturing Inc. ("TDC") entered into an Asset Purchase Agreement with BHA Altair, LLC ("BHA"), a wholly-owned subsidiary of CLARCOR Inc. (the "TDC Sale Agreement"), pursuant to which the Company and TDC agreed to sell to BHA substantially all of TDC’s operating assets that comprise the Company’s US based air filtration business (other than its non-pleated filter bag business), for a cash purchase price of approximately $11.3 million, subject to certain post-closing adjustments based on TDC’s working capital, accounts receivable and accounts payable as of the closing date, plus the assumption of certain TDC liabilities (the "TDC Sale"). The TDC Sale includes substantially all of TDC’s operating assets, including, without limitation, equipment and furnishings, inventory, books and records, and proprietary rights used in the operation of TDC’s business, but excludes the building owned by TDC located in Bolingbrook, Illinois. The foregoing description of the TDC Sale Agreement and the TDC Sale is not complete and is subject to and qualified in its entirety by reference to the TDC Sale Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K, and the terms of which are incorporated herein by reference.

Also on January 29, 2016, the Company and its wholly-owned subsidiaries MFRI Holdings (B.V.I.) Ltd and Midwesco Filter Resources Denmark A/S (collectively, the "Sellers") entered into a Share Purchase Agreement (the "Non-US Filter Sale Agreement") with Hengst Holding GmbH ("Hengst"), pursuant to which the Sellers agreed to sell to Hengst 100% of the capital stock of Nordic Air Filtration A/S and Nordic Air Filtration Middle East Limited FZC ("NAFME," and collectively with Nordic Air Filtration A/S, the "Purchased Subsidiaries"), which are wholly-owned subsidiaries of the Company and comprise the Company’s non-US based air filtration business, for total consideration of approximately $11.0 million, which includes a cash payment of approximately $7.2 million and the assumption of debt and other liabilities, and is subject to certain post-closing adjustments based on the Purchased Subsidiaries’ working capital, debt and cash as of the closing date (the "Non-US Filter Sale"). Approximately $2.0 million of the cash purchase price was placed in escrow, to be released in various steps, with (i) $900,000 to be released upon the final documentation and transfer of the NAFME shares to Hengst, which is expected to occur within 30 days of closing, (ii) fifty percent (50%) of the approximately $1.1 million remaining escrow expected to be released within 90 days of closing, and (iii) the balance of the escrow, which is being held to satisfy certain potential liabilities, expected to be released in equal increments 16 and 24 months following the closing. The foregoing description of the Non-US Filter Sale Agreement and the Non-US Filter Sale is not complete and is subject to and qualified in its entirety by reference to the Non-US Filter Sale Agreement, which is attached as Exhibit 2.2 to this Current Report on Form 8-K, and the terms of which are incorporated herein by reference.

Item 2.01    Completion of Acquisition or Disposition of Assets.

On January 29, 2016 the Company consummated the TDC Sale for a cash purchase price of approximately $11.3 million and the Non-US Filter Sale for total consideration of approximately $11.0 million, in each case subject to the post-closing adjustments, escrows and other terms described in Item 1.01 above.

Item 7.01    Regulation FD Disclosure.

On February 1, 2016, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing the execution of the TDC Sale Agreement and Non-US Filter Sale Agreement and consummation of the TDC Sale and Non-US Filter Sale. The information in Item 7.01 of this report (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits. The following Exhibits are included with this Current Report on Form 8-K.

Exhibit Number	Description
2.1	Asset Purchase Agreement dated as of January 29, 2016 by and among MFRI, Inc., TDC Filter Manufacturing Inc. and BHA Altair, LLC.*

2.2	Share Purchase Agreement dated as of January 29, 2016 by and among MFRI, Inc., MFRI Holdings (B.V.I.) Ltd, Midwesco Filter Resources Denmark A/S and Hengst Holding GmbH.*

99.1	MFRI, Inc. press release, dated February 1, 2016

* Certain schedules and exhibits have been omitted in accordance with Regulation S-K 601(b)(2). The Company will furnish the omitted schedules to the U.S. Securities and Exchange Commission upon request.

The statements and certain other information contained in this report, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "continue," "remains," "intend," "aim," "towards," "should," "prospects," "could," "future," "potential," "believes," "plans," "likely," "anticipate," "position," and "probable," or the negative thereof or other variations thereon or comparable terminology, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 4, 2016	MFRI, INC. (Registrant) By: /s/ Karl J. Schmidt
Karl J. Schmidt
Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)